Exhibit 99.1

NAVISTAR REPORTS PROGRESS WITH SUPPLIER CONSTRAINTS;
SHOULD NOT IMPACT FIRST QUARTER OR FULL YEAR GUIDANCE

WARRENVILLE, Ill. - March 31, 2005 - Navistar International Corporation (NYSE:NAV) reported today that while its operating company currently is experiencing parts shortages that are creating additional inventory, the company believes, based upon recent discussions with suppliers, material constraints should not result in excessive in-process inventory by the end of the second fiscal quarter, April 30, 2005, and should have no impact on full year earnings.

Daniel C. Ustian, Navistar chairman, president and chief executive officer, said the company chose to work through the temporary supply constraints relating to engines, axles and tires because of its commitment to meet customer needs rather than reduce production.

“While some of our competitors have cut production, we believe our decision will best serve the needs of our customers and shareowners,” Ustian said. “We anticipate that our overall market share will grow because of this strategy and that our earnings will be greater in 2005 than if we had cut production.”

Ustian reaffirmed that based on the current outlook, earnings in 2005 should be in the range of at least $4.60 to $5.00 per diluted common share. Earnings for the three months ended January 31, 2005 are expected to be announced within two weeks and should be in the range of $0.20 to $0.25 per diluted common share as previously forecast.

Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. With the broadest distribution network in North America, the company also provides financing for customers and dealers. Additional information is available at www.nav-international.com.

Forward-Looking Statements
Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this news release and we assume no obligation to update the information included in this news release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these factors, see Exhibit 99.1 to our Form 10-K for the fiscal year ended October 31, 2004.

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